Stream Communications Network, Inc.

1020 – 400 Burrard Street

Vancouver, BC, V6C 3A6

June 19, 2003

VIA SEDAR

B.C. Securities Commission P.O. Box 10142 Pacific Centre 701 West Georgia Street Vancouver, B.C. V7Y 1L2 Tel: (604) 899-6500 Fax: (604) 899-6506 Attention: Statutory Filings	Alberta Securities Commission 20th Floor 10025 Jasper Avenue Edmonton, AB, Canada T5J 3Z5 Tel: (780) 427-5201 Fax: (780) 422-0777

Dear Sirs:

Re:	Stream Communications Network, Inc. (“Issuer”) Audited Financial Statements

We confirm that a copy of the Issuer’s audited financial statements for the year ended December 31, 2002, containing such information as required under Schedule "A" Financial Information, Schedule "B" Supplementary Information and Schedule "C" Management Discussion, was mailed on June 19, 2003 to the persons on the registered shareholder list.

Yours truly,

Stream Communications Network, Inc.

Per:

(signed) “J. Casey Forward”

J. Casey Forward

Chief Financial Officer